Exhibit 10.13

                  AGREEMENT FOR THE ISSUANCE AND SALE OF STOCK

      This Agreement for the Issuance and Sale of Stock is made this 16th day of June, 2003 between DESERT HEALTH PRODUCTS, INC., an Arizona corporation (the "Company") and ParTrusT "Beheer" B.V., a Netherlands corporation ("ParTrusT").

                                     RECITAL

      ParTrusT desires to purchase 1,100,000 additional shares of the Company's Preferred Stock (the "Shares") and the Company desires to issue and sell such stock to ParTrusT pursuant to the provisions of this Agreement.

      NOW THEREFORE, in consideration of the mutual agreements, covenants and provisions herein contained, the parties agree as follows:

      1. ISSUANCE AND SALE OF THE SHARES. In consideration of the tender of the Purchase Price, the Company shall issue the Shares to ParTrusT.

      2. PURCHASE PRICE. The Purchase Price of the Shares shall be the full amount of all indebtedness due and owing from the Company to ParTrusT under those two certain Agreements between the Company and ParTrusT dated October 17, 2000 and December 8, 2000, copies of which are attached hereto for reference. Upon issuance and delivery of the Shares, the foregoing agreements shall be deemed fully paid and satisfied, and all obligations of either party to the other thereunder shall be extinguished.

      3. REPURCHASE OPTIONS. For the period of 24 months from the date of this Agreement, the Company shall have the option to repurchase the Shares from ParTrusT, in one or more transactions. For a period of 180 days following the period of 24 months from the date of this Agreement, ParTrusT shall have the right to require the Company to purchase some or all of the remaining Shares then owned by ParTrusT. The repurchase options, and the terms and conditions under which they may be exercised, are as set forth in that Option Agreement of even date herewith the ("Option Agreement").

           4. SHAREHOLDER RIGHTS. The Shares issued hereunder (but not any other preferred of common shares of the Company which may be owned by ParTrusT now or in the future) shall entitle ParTrusT to the following rights and privileges:

           (a) PAYMENT. From the date of this Agreement until the earlier of the

Exhibit 10.13 - 10QSB June 30, 2003


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date of repurchase under the Option Agreement or the second anniversary of the date of this agreement, ParTrusT shall be entitled to receive the sum of US$0.0375 per calendar quarter for each Share, with the accrual of such payment commencing as of the third calendar quarter of 2003. Payment of such obligation for each quarter due on or before the 15th day of the first month following such quarter. The payment obligation for the third calendar and fourth quarters of 2003 may be paid by the issuance to ParTrusT of prefered stock at $1.00 per share, convertible to free-trading common stock at 80% of the prior 31 day average bid price for such stock, provided, however, that the Company shall use best efforts to pay the fourth quarter obligation in cash.

      (b) NON-DILUTION. So long as ParTrusT owns any of the Shares, without the written consent of ParTrusT, the Company shall not issue any equity security of higher preference priority than the Shares, and shall not issue any equity security of equal preference priority to the Shares for consideration less than US$1.00 per share. As to any issuance of additional shares of the Company's Preferred Stock, or any other equity security of equal preference priority to the Shares, ParTrusT shall have preemptive rights to purchase such additional Preferred Stock or other equity security on the most favorable terms and conditions offered to any purchaser for such security.

      5. REPRESENTATIONS OF PARTRUST. ParTrusT hereby represents and warrants to the Company that it is purchasing the Shares for investment purposes and not with a view to their redistribution or resale, that it has the full power, right, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any third parties is necessary in connection herewith. ParTrusT has had the opportunity to review the merits of the purchase of the Shares contemplated hereby with tax and legal counsel and financial advisors as deemed appropriate. ParTrusT understands that the Shares acquired pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the blue sky laws of the State of Arizona or any other state. ParTrusT understands that without such registration, the Shares may not be sold, pledged, hypothecated or otherwise transferred, except pursuant to an exemption from registration or such registration. The Shares are therefore, what is commonly referred to as "restricted stock."

      6. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement together with the Option Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of

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the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      7. GOVERNING LAW. this Agreement shall be construed in accordance with and governed by the laws of the State of Arizona.

      8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


DESERT HEALTH PRODUCTS, INC.                         PARTRUST "BEHEER" B.V.


By: S/S Johnny Shannon                               By: S/S Paul Spee
   ------------------------                             ------------------------
 Its: President                                       Its: President
     ----------------------                               ----------------------

Exhibit 10.13 - 10QSB June 30, 2003


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